Exhibit 99.1

PROVENGE Significantly Prolongs Survival in Men with Advanced Prostate Cancer in Pivotal Phase 3 IMPACT Study
– Study Meets Primary Endpoint Showing Statistically Significant Improvement in Overall Survival –
– First Active Immunotherapy for Cancer to Prolong Survival –
– Full Data to be Presented at Plenary Session at Upcoming AUA Annual Meeting –
– Company to Host a Conference Call Today at 9:00 AM ET –

SEATTLE, April 14, 2009 - Dendreon Corporation (Nasdaq: DNDN) announced today that the pivotal Phase 3 IMPACT study of PROVENGE® (sipuleucel-T) in men with advanced prostate cancer met its primary endpoint of improving overall survival compared to a placebo control.  The magnitude of the survival difference observed in the intent to treat population resulted in the study successfully achieving the pre-specified level of statistical significance defined by the study’s design.  The safety profile of PROVENGE appeared to be consistent with prior trials.

The 512-patient, multi-center, randomized, double-blind, placebo-controlled IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) study enrolled men with metastatic androgen-independent prostate cancer was conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA).

PROVENGE is Dendreon’s investigational product candidate for men with advanced prostate cancer and may represent the first in a new class of active cellular immunotherapies specifically designed to engage the patient's own immune system against cancer.

Detailed results from the IMPACT study will be presented during a plenary session at the American Urological Association’s Annual Meeting in Chicago on Tues., Apr. 28 at 2:20 pm CT.

“Survival is the gold standard outcome for oncology clinical trials, and overall survival was the primary endpoint of the IMPACT trial. The positive results from this landmark study provide confirmatory evidence demonstrating that treatment with PROVENGE may prolong survival,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon.   “We are immensely grateful to our clinical investigators and the more than 1,000 men with advanced prostate cancer who have participated in our studies over the last decade and whose courage and contribution have significantly advanced the understanding and treatment of prostate cancer and the potential role of cancer immunotherapies.”

“The successful outcome from the Phase 3 IMPACT study provides validation of the long-pursued goal of harnessing the human immune system against a patient’s own cancer,” continued Dr. Gold.

Because the data meet the criteria and specifications outlined in its Special Protocol Assessment (SPA) agreement with the FDA, Dendreon intends to file an amendment to its existing Biologic License Application (BLA) in the fourth quarter of this year to gain licensure of PROVENGE.

Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 186,320 new cases and approximately 28,660 men who were expected to die from the disease in 2008. Currently there are limited treatment options for men with advanced, metastatic prostate cancer.

Conference Call Scheduled for Today at 9:00 a.m. ET

Dendreon will host a conference call today at 9:00 a.m. ET. To access the live call, dial 1-877-419-6594 (domestic) or 719-325-4855 (international). The call will also be audio webcast and will be available from the Company's website at www.dendreon.com under the "Investor/Webcasts and Presentations" section.  A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 (domestic) or 719-457-0820 (international); the conference ID number is 8182435. The replay will be available from 12:00 p.m. ET on April 14, 2009 until midnight April 16, 2009.  In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.

About PROVENGE

PROVENGE ® (sipuleucel-T), an investigational product in development for men with androgen-independent prostate cancer, may represent the first product in a new class of active cellular immunotherapies (ACIs).  PROVENGE and other ACIs are uniquely designed to use live human cells to engage the patient's own immune system with the goal of eliciting a specific long-lasting response against cancer.  In controlled clinical trials, the most common adverse events were chills, fever, headache, fatigue, shortness of breath, vomiting and tremor.  These events were primarily low grade with a short duration of 1-2 days following infusion.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:
Investors:
Jennifer Cook Williams
Dendreon Corporation
(206) 829-1500

Media:
Katherine Stueland
WeissComm Partners
kstueland@wcpglobal.com
(312) 608-0320